Exhibit 99.1

SurModics Reports Third Quarter Fiscal 2015 Results

  GAAP Revenue Growth of 9% to $15.9 Million and GAAP EPS of $0.30 versus $0.26
  Medical Device Business Revenue up 8%; IVD up 13%
  Continued Progress Developing Our Drug Coated Balloon Platform
  Raises Fiscal 2015 Revenue and EPS Guidance

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--August 5, 2015--SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industry, today announced results for its fiscal 2015 third quarter, ended June 30, 2015.

According to SurModics’ President and Chief Executive Officer Gary Maharaj, “SurModics delivered solid revenue and earnings gains for quarter. Both of our segments contributed, with the In Vitro Diagnostics business continuing its strong growth trajectory with a 13% revenue increase. Even while advancing our drug coated balloon program, non-GAAP operating margins reached 34%.”

Third Quarter Revenue and Earnings Summary

GAAP revenue for the fiscal 2015 third quarter totaled $15.9 million, compared with $14.6 million in the fiscal 2014 third quarter. Fiscal 2015 third quarter revenue included a $0.7 million one-time catch up royalty payment.

Diluted GAAP earnings per share in the third quarter of fiscal 2015 were $0.30 compared with $0.26 a year ago. The third quarter fiscal 2015 earnings include a $0.04 per share benefit from the one-time customer royalty payment. On a non-GAAP comparative basis, quarterly earnings per share were flat year over year. Higher revenue was primarily offset by planned research and development expenses as well as increased legal and professional services costs.

Medical Device Segment

The Medical Device business unit accounts for approximately three-quarters of the Company’s revenue. This unit, which includes hydrophilic coatings and device drug delivery technologies, posted revenue of $11.6 million in the third quarter of fiscal 2015, increasing 8% from the year-ago period. Third quarter 2015 hydrophilic coating royalty revenue was $7.7 million, a 6% rise from the year-earlier period. Excluding the one-time catch up royalty payment, hydrophilic royalty revenue decreased by 4%. Medical Device generated $6.3 million of operating income during the third quarter, an 8% gain from the year-ago period; operating income benefited from the one-time royalty payment, which was offset by higher planned costs for drug coated balloon development.

Drug Coated Balloon Update

Maharaj said, “Our transformative strategy is to increase our relevance to our customers by providing whole product solutions. Our first initiative is the SurVeil Drug Coated Balloon product. We continued our GLP study during the third quarter of fiscal 2015 and have submitted our data and started the filings with the required regulatory body. Based on our current assessment of the regulatory timeline, we are targeting our first patient enrollment in the first quarter of fiscal 2016.”

In Vitro Diagnostics Segment

The In Vitro Diagnostics (IVD) business unit accounts for approximately one-quarter of the Company’s revenue. Revenue for the third quarter of fiscal 2015 totaled $4.3 million, increasing 13% from the year-ago period. The IVD business unit generated $1.2 million of operating income in the third quarter of fiscal 2015, which reflects a 22% improvement from a year ago. Operating income benefited from higher revenue partially offset by increased legal costs. The increase in legal costs was attributable to a lawsuit brought by the IVD business against one of its competitors. This lawsuit had been pending since the third quarter of fiscal 2014 and was favorably resolved in July 2015 for a nominal amount.

Balance Sheet and Cash Flow

As of June 30, 2015, the Company had $54.1 million of cash and investments and no outstanding debt. SurModics generated cash from operating activities of $12.1 million in the first nine months of fiscal 2015, compared with $12.5 million in the prior-year nine-month period. Capital expenditures and share repurchases totaled $0.4 million and $20.0 million, respectively, for the fiscal 2015 nine-month period. The $20.0 million of share repurchases resulted from the first quarter fiscal 2015 accelerated share repurchase program that was announced in SurModics’ fourth quarter fiscal 2014 earnings release. The accelerated share repurchase program was finalized in July 2015 with the retirement of an additional 89,721 common shares. In the aggregate, SurModics repurchased 847,864 common shares under this program in fiscal 2015.

Fiscal 2015 Outlook

According to Maharaj, “We were successful in profitably growing the business through the first nine months of fiscal 2015 while making significant investments in our future. As a result, we are raising our full-year 2015 revenue and earnings per share outlook.”

SurModics now expects full-year revenue to be in the range of $58.0 million to $60.0 million, an increase from the previous range of $57.0 million to $60.0 million. Diluted GAAP earnings are anticipated to be in the range of $0.95 per share to $1.00 per share, up from the previous range of $0.85 per share to $0.95 per share. GAAP cash flow from operating activities is expected to range between $17.0 million and $18.0 million for fiscal 2015, with capital expenditures estimated to range between $1.7 million and $2.0 million.

Live Webcast

SurModics will host a webcast at 7:30 a.m. CT (8:30 a.m. ET) today to discuss third quarter results. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com and click on the webcast icon. A replay of the third quarter conference call will be available by dialing 888-203-1112 and entering conference call ID passcode 2926806. The audio replay will be available beginning at 10:30 a.m. CT on Wednesday, August 5, 2015, until 10:30 a.m. CT on Wednesday, August 12, 2015.

About SurModics SurVeil™ Drug Coated Balloon

SurModics SurVeil Drug Coated Balloon is a product designed to treat peripheral arterial disease. SurModics SurVeil Drug Coated Balloon is a development stage product and is currently not approved for sale in any country. We plan to seek regulatory approval to initiate a first-in-human clinical trial using SurModics SurVeil Drug Coated Balloon in late 2015.

About SurModics, Inc.

SurModics partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. Our mission is to be a trusted partner to our customers by providing the most advanced surface modification technologies and in vitro diagnostic chemical components that help enhance the well-being of patients. The company’s core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility characteristics and components for in vitro diagnostic test kits and microarrays. SurModics’ strategy is to build on the product and technical leadership within these fields, and expand the core offerings to generate opportunities for longer term sustained growth. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding the Company’s performance in the near- and long-term, including our revenue, earnings and cash flow expectations for fiscal 2015, and our SurVeil Drug Coated Balloon, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully develop, obtain regulatory approval for, and commercialize our SurVeil Drug Coated Balloon product; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies; (3) our ability to achieve our corporate goals; (4) our ability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated; (5) possible adverse market conditions and possible adverse impacts on our cash flows, and (6) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, SurModics is reporting non-GAAP financial results including non-GAAP net income, non-GAAP diluted net income per share, and EBITDA. We believe that these non-GAAP measures provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$7,908	$7,385	$22,566	$22,179
Product sales	6,583	6,067	18,082	16,632
Research and development	1,423	1,164	3,887	3,292
Total revenue	15,914	14,616	44,535	42,103
Operating costs and expenses:
Product costs	2,174	2,037	6,031	5,737
Research and development	3,860	3,655	11,839	11,488
Selling, general and administrative	4,023	3,591	11,841	11,736
Total operating costs and expenses	10,057	9,283	29,711	28,961
Operating income	5,857	5,333	14,824	13,142
Other income:
Investment income, net	36	42	149	194
Other income (loss), net	(40)	28	496	834
Other income (loss)	(4)	70	645	1,028
Income from continuing operations before income taxes	5,853	5,403	15,469	14,170
Income tax provision	(1,929)	(1,729)	(4,879)	(4,407)
Income from continuing operations	3,924	3,674	10,590	9,763
Loss from discontinued operations, net of taxes	―	(76)	―	(76)
Net income	$3,924	$3,598	$10,590	$9,687

Basic income (loss) per share:
Continuing operations	$0.30	$0.27	$0.81	$0.72
Discontinued operations	0.00	(0.01)	0.00	(0.01)
Net income	$0.30	$0.26	$0.81	$0.71

Diluted net income (loss) per share:
Continuing operations	$0.30	$0.27	$0.79	$0.70
Discontinued operations	0.00	(0.01)	0.00	(0.01)
Net income	$0.30	$0.26	$0.79	$0.70

Weighted average number of shares outstanding:
Basic	13,002	13,585	13,057	13,639
Diluted	13,279	13,813	13,324	13,891

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	September 30,
	2015	2014
	(Unaudited)
Assets
Cash and short-term investments	$54,108	$46,551
Accounts receivable	5,995	4,751
Inventories	3,464	2,817
Other current assets	1,743	1,145
Current assets of discontinued operations	―	16
Total current assets	65,310	55,280

Property and equipment, net	12,102	13,133
Long-term investments	―	16,823
Other assets	18,575	19,653
Total assets	$95,987	$104,889

Liabilities and Stockholders’ Equity
Current liabilities	$4,254	$4,022
Current liabilities of discontinued operations	―	45
Total current liabilities	4,254	4,067

Other liabilities	2,005	2,071
Total stockholders’ equity	89,728	98,751
Total liabilities and stockholders’ equity	$95,987	$104,889

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	June 30,
	2015	2014
	(Unaudited)
Operating Activities:
Net income	$10,590	$9,687
Income from discontinued operations	―	76
Depreciation and amortization	2,083	2,054
Stock-based compensation	1,841	3,043
Gains on sales of available-for-sale securities and strategic investments	(496)	(835)
Net other operating activities	(28)	(550)
Change in operating assets and liabilities:
Accounts receivable	(1,244)	156
Accounts payable and accrued liabilities	132	(919)
Income taxes	(221)	(560)
Net change in other operating assets and liabilities	(581)	314
Net cash provided by operating activities from continuing operations	12,076	12,466

Investing Activities:
Purchases of property and equipment	(396)	(1,165)
Cash transferred to discontinued operations	(45)	(239)
Net other investing activities	18,885	26,030
Net cash provided by investing activities from continuing operations	18,444	24,626

Financing Activities:
Repurchase of common stock	(20,000)	(12,544)
Purchases of common stock to pay employee taxes	(810)	(1,114)
Net other financing activities	887	800
Net cash used in financing activities from continuing operations	(19,923)	(12,858)
Net cash provided by continuing operations	10,597	24,234

Discontinued operations:
Net cash used in operating activities	(45)	(239)
Net cash provided by financing activities	45	239
Net cash used in discontinued operations	―	―

Net change in cash and cash equivalents	10,597	24,234
Cash and Cash Equivalents:
Beginning of period	43,511	15,495
End of period	$54,108	$39,729

SurModics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended June 30,
	2015		2014		% Change
Revenue		% of Total		% of Total
Medical Device	$11,629	73.1%	$10,821	74.0%	7.5%
In Vitro Diagnostics	4,285	26.9	3,795	26.0	12.9
Total revenue	$15,914	100.0%	$14,616	100.0%	8.9%

	Nine Months Ended June 30,
	2015		2014		% Change
Revenue		% of Total		% of Total
Medical Device	$32,827	73.7%	$31,852	75.7%	3.1%
In Vitro Diagnostics	11,708	26.3	10,251	24.3	14.2
Total revenue	$44,535	100.0%	$42,103	100.0%	5.8%

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating Income
Medical Device	$6,294	$5,855	$16,507	$16,466
In Vitro Diagnostics	1,191	974	3,220	2,277
Corporate	(1,628)	(1,496)	(4,903)	(5,601)
Total operating income	$5,857	$5,333	$14,824	$13,142

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Three Months Ended June 30, 2015
(In thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$7,908	$(698)		$7,210
Product sales	6,583			6,583
Research and development	1,423			1,423
Total revenue	$15,914	$(698)		$15,216

Operating income	$5,857	(698)		$5,159

Net income	$3,924	$(447)	(3)	$3,477

Diluted net income per share(4)	$0.30			$0.26

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP reflects adjustments to reduce revenue by $698 for the portion of a one-time customer royalty payment related to periods prior to the third quarter of fiscal 2015 and as offset by a related tax benefit of $251.
(3)	Reflects the impact of the adjustments noted in (2) above.
(4)	Diluted net income per share is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Nine Months Ended June 30, 2015
(In thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$22,566	$(560)		$22,006
Product sales	18,082			18,082
Research and development	3,887			3,887
Total revenue	$44,535	$(560)		$43,975

Operating income	$14,824	(560)		$14,264

Net income	$10,590	$(1,082)	(3)	$9,508

Diluted net income per share(4)	$0.79			$0.71

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP amount considers adjustments to royalties, net investment income and the income tax provision for a discrete income tax benefit in the period presented as noted in (3) below.
(3)	Adjusted to reflect a reduction in revenue by $560 for the portion of a one-time customer royalty payment related to periods prior to fiscal 2015 and a $523 reduction in net investment income associated with the sale of Intersect ENT shares. The adjustment to reduce revenue reflects an income tax benefit of $202. The reduction for net investment income did not generate a tax benefit as there was an offsetting establishment of a capital loss valuation reserve. Finally, the income tax provision is increased to reflect a discrete income tax benefits of $201 associated with the December 2014 signing of the Tax Increase Prevention Act of 2014 which retroactively reinstated federal R&D income tax credits for calendar 2014.
(4)	Diluted net income per share is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Nine Months Ended June 30, 2014
(In thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$22,179			$22,179
Product sales	16,632			16,632
Research and development	3,292			3,292
Total revenue	$42,103			$42,103

Operating income	$13,142	$914	(3)	$14,056

Income from continuing operations	$9,763	$(129)	(4)	$9,634

Diluted net income per share from continuing operations (5)	$0.70			$0.69

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP amounts consider adjustments to reduce operating expenses by $914 associated with acceleration of Board of Director stock-based compensation awards and a $709 reduction in net investment income associated with a contingent milestone payment related to the sale of Vessix Vascular shares in fiscal 2013. The income tax provision includes an adjustment associated with the stock-based compensation awards utilizing a 36.5% incremental effective tax rate. The net investment income adjustment did not generate a tax benefit as there was an offsetting establishment of a capital loss valuation reserve.
(3)	Reflects the pre-tax impact of the operating expense adjustment noted in (2) above.
(4)	Adjusted to reflect the adjustments noted in (2) above.
(5)	Diluted net income per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer